Exhibit 10.1

Execution Copy

FOURTH AMENDMENT TO
NOTE PURCHASE AGREEMENT

THIS FOURTH AMENDMENT TO NOTE PURCHASE AGREEMENT, dated as of January 8, 2019 (this “Amendment”), is entered into by and among ASSERTIO THERAPEUTICS, INC., a Delaware corporation, as successor-in-interest to DEPOMED, INC. (the “Borrower”), the other Credit Parties party hereto, the Purchasers party hereto, and DEERFIELD PRIVATE DESIGN FUND III, L.P., a Delaware limited partnership, as a Purchaser and as collateral agent (in such latter capacity, the “Agent”).

BACKGROUND STATEMENT

A.                                    The Borrower, the Purchasers and the Agent entered into that certain Note Purchase Agreement, dated as of March 12, 2015, as amended by (1) that certain Consent and First Amendment to Note Purchase Agreement, dated as of December 29, 2015, (2) that certain Waiver and Second Amendment to Note Purchase Agreement, dated as of December 4, 2017 (the “Second Amendment”), (3) that certain Waiver, Consent and Third Amendment to Note Purchase Agreement and Partial Release of Security Interest, dated as of August 2, 2018, and (4) that certain Consent to Note Purchase Agreement and Assumption Agreement, dated as of August 14, 2018 (as the same may be amended, modified, restated or otherwise supplemented from time to time, the “Purchase Agreement”), pursuant to which the Borrower issued up to $575,000,000 aggregate principal amount of secured notes to the Purchasers.  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

B.                                    The Borrower has requested that the Purchasers agree to (1) replace the minimum EBITDA covenant in Section 6.7 of the Purchase Agreement with a senior secured debt leverage ratio and a minimum net sales covenant, (2) change the Prepayment Premium, including to remove the reduction thereof set forth in Section 8.1 of the Second Amendment, and (3) make certain other amendments to the Purchase Agreement.

C.                                    The Purchasers are willing to agree to the aforementioned replacements and amendments, in each case, in accordance with, and subject to, the terms and conditions set forth herein, including without limitation, the amendments to the Purchase Agreement set forth below.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO PURCHASE AGREEMENT

1.1                              Defined Terms.

(a)                                The defined term “Adjusted EBITDA” in Section 1.1 of the Purchase Agreement is hereby amended by (x) inserting the word “and” before clause (C) and relabeling clause “(D)” as clause “(ii)” and (y) relabeling the prior clause “(ii)” as clause “(iii)”.

(b)                                The defined term “Asset Disposition” in Section 1.1 of the Purchase Agreement is hereby amended by adding the following sentence to the end thereof:

For the avoidance of doubt, the sale, assignment, transfer or other disposition of Royalty Assets to a third party shall constitute an Asset Disposition.

(c)                                 The defined term “Commercialization Agreement” in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Commercialization Agreement” means that certain Commercialization Agreement, dated as of December 4, 2017, by and between the Borrower and Collegium Pharmaceutical, Inc., a Virginia corporation, and Collegium NF, LLC, a Delaware limited liability company and wholly-owned subsidiary of Collegium Pharmaceutical, Inc., as amended, modified or supplemented from time to time in accordance with this Agreement.

(d)                                 The defined term “EBITDA” in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“EBITDA” means, with respect to any Person for any Test Period, Consolidated Net Income for such Person for such Test Period (determined without giving effect to the impact on the timing of recognition of revenues arising from the Commercialization Agreement and other licensing transactions effected by Accounting Standard Codification 606 and excluding for the Borrower, net income attributable to Depo DR or any Royalty Monetization Subsidiary, except to the extent distributed to the Borrower) plus (i) to the extent deducted in determining Consolidated Net Income for such Person for such Test Period, (A) interest expense, (B) provision for taxes paid or accrued, (C) depreciation and amortization, (D) non-cash expenses related to stock based compensation, (E) extraordinary expenses or losses (excluding extraordinary cash expenses and losses from discontinued operations), (F) any unrealized losses in respect of Hedge Agreements, (G) [reserved] and (H) (1) non-cash expenses or losses (to the extent not included in clause (i)(E) above), other than write-downs of current assets or non-cash charges that are reserves for cash charges to be taken in the future, (2) [reserved] and (3) costs and expenses relating to, and judgments and settlements of, any litigation, investigations or other proceedings disclosed in the Borrower’s most recent SEC-filed annual or quarterly periodic report on Form 10-K or 10-Q and any similar litigation, investigations or proceedings relating to opioid sales and marketing that may arise from time to time in an aggregate amount not to exceed 10% of Adjusted EBITDA for such period (as calculated prior to giving effect to this clause (i)(H)(3)) plus (if negative) or minus (if positive), without duplication, (ii) adjustments relating to purchase price allocation accounting or any other non-cash accounting adjustments relating to fair value accounting in connection with the transactions contemplated by the Commercialization Agreement and other licensing transactions minus, without duplication, (iii) to the extent included in Consolidated Net Income for such Person for such Test Period, (A) interest income (to the extent not netted against interest expense in the calculation of interest expense), (B) income tax credits and refunds (to the extent not netted from tax expenses), (C) extraordinary income or gains (provided that, for the avoidance of doubt, cash income or gains arising out of any licensing or royalty sale or monetization transactions shall not constitute extraordinary income or gains), (D) any unrealized income or gains in respect of Hedge Agreements (to the extent not included in clause (i)(F)) above or netted against interest expense in the calculation of interest expense) and (E) non-cash income or gains (to the extent not included in clause (iii)(C) above).  For the avoidance of doubt, the foregoing additions to, and subtractions from, for the Borrower shall not give effect to any items attributable to Depo DR or any Royalty Monetization Subsidiary.  For the avoidance of doubt, for purposes hereof, “extraordinary” shall have the meaning specified under GAAP prior to the effectiveness of FASB ASU 2015-01.

(e)                                 The defined term “Excluded Account” in Section 1.1 of the Purchase Agreement is hereby amended by removing the word “and” prior to clause (vii) thereof and adding the following after the end thereof:

and (viii) any escrow or other similar account into which solely the proceeds of Royalty Assets are deposited in connection with any Permitted Royalty Monetization.

(f)                                  The defined term “Excluded Subsidiary” in Section 1.1 of the Purchase Agreement is hereby amended by deleting in its entirety clause (i) thereof and replacing it with the following:

(i)                                     Depo DR and each Royalty Monetization Subsidiary,

(g)                                 The defined term “Net Sales” in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Net Sales” means, as of the end of any fiscal quarter, the sum of (x) the line item “Product sales, net” (which includes a reduction for product sales allowances), of the Consolidated Entities for the Test Period ending on such date, determined consistent with past practices on a consolidated basis in accordance with GAAP, plus (y) to the extent not included in clause (x), all revenues in respect of cosytropin depot (without giving effect to the impact on the timing of recognition thereof effected by Accounting Standard Codification 606) of the Consolidated Entities for the Test Period ending on such date, determined consistent with past practices on a consolidated basis in accordance with GAAP, plus (z) cash receipts received by the Consolidated Entities, net of cash payments made by the Consolidated Entities, under the Commercialization Agreement for the Test Period ending on such date.

(h)                                The defined term “Prepayment Premium” in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Prepayment Premium” means, with respect to any prepayment of the principal amount of the Notes, an amount equal to (i) 3% of the principal amount of Notes to be prepaid, if such prepayment occurs on or prior to April 14, 2020; and (ii) 1% of the principal amount of Notes to be prepaid, if such prepayment occurs thereafter.

(i)                                     The following defined terms are hereby added to Section 1.1 of the Purchase Agreement in proper alphabetical order:

“Ironwood” means Ironwood Pharmaceuticals, Inc., a Delaware corporation.

“Ironwood License Agreement” means that certain Research Collaboration and License Agreement, effective as of July 25, 2011, between the Borrower and Ironwood, as amended, supplemented or otherwise modified from time to time.

“Permitted Royalty Monetization” means (1) any sale (either directly or indirectly through a Royalty Monetization Subsidiary) of Royalty Assets, or interests therein, arising under the Ironwood License Agreement to a third party or to Ironwood or any of its Affiliates and (2) any amendment, restructuring or other modification of the Ironwood License Agreement resulting in one or more prepayments of royalties and/or milestones thereunder in excess of $5,000,000 in the aggregate.

“Royalty Assets” means any accounts receivables, royalties, milestones, payment intangibles and other financial assets, together with other assets that are customarily transferred, sold and/or pledged in connection with the foregoing, and the proceeds thereof.

“Royalty Monetization Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Borrower (x) which engages in no activities other than in connection with the receipt and simultaneous disposition of Royalty Assets, or interests therein, arising under the Ironwood License Agreement, in each case, solely in connection with a Permitted Royalty Monetization, under clause (1) of the definition thereof and (y) to which no Credit Party has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

“Senior Secured Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Consolidated Entities (other than the Indebtedness described in clause (xi) thereof) at such time that is then secured by a Lien on any property or assets of any Consolidated Entity.  For the avoidance of doubt, obligations in respect of a Permitted Royalty Monetization, to the extent characterized as Indebtedness, shall not be deemed to be Senior Secured Debt.

“Senior Secured Debt Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of Senior Secured Debt on such date to Adjusted EBITDA of the Borrower for the Test Period ending on such date.  For the avoidance of doubt, any calculation of Adjusted EBITDA for purposes of this definition (and EBITDA in connection therewith) is being calculated for purposes of Section 6.7.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with a Permitted Royalty Monetization which are reasonably customary (as determined in good faith by the Borrower) in a royalty financing transaction in the commercial paper, term securitization, royalty finance or structured lending market.

1.2                              Existing Section 5.2(c).  Section 5.2(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(c)                                  With respect to its obligations under Section 6.7, the Borrower shall,

(i)                                     in each annual report on Form 10-K or quarterly report on Form 10-Q filed by it or the earnings press release issued by it and furnished on Form 8-K for the related fiscal year or quarter (or in any combination of such report and press release), commencing with the Form 10-Q (or press release) for the quarter ending March 31, 2019, (A) disclose whether or not it is in compliance with Sections 6.7(a) and 6.7(b) for the Test Period ending as of the last day of the last fiscal quarter covered by such report or press release; (B) present a computation of Adjusted EBIDTA for the Borrower (as calculated for purposes of Section 6.7) for the Test Period ending as of the last day of the last fiscal quarter covered by such report or press release; (C) to the extent not included in the line item “Product sales, net” in each of the Borrower’s consolidated statements of operations for the Test Period ending as of the last day of the last fiscal quarter covered by such report or press release, disclose the revenues received by the Consolidated Entities in respect of cosytropin depot (without giving effect to the impact on the timing of recognition thereof effected by Accounting Standard Codification 606) for such Test Period; and (D) disclose the amount of cash receipts received by the Consolidated Entities, net of cash payments made by the Consolidated Entities, under the Commercialization Agreement for the Test Period ending as of the last day of the last fiscal quarter covered by such report or press release.

(ii)                                  deliver to the Purchasers, concurrently with each delivery of the financial statements described in Sections 5.1(a) and 5.1(b), a certificate certified by the Borrower’s president or chief financial officer presenting in reasonable detail the computation of the financial covenant set forth in Sections 6.7(a) and 6.7(b) as of the last day of the period covered by such financial statements.

1.3                              Last Paragraph of Section 5.2.

(a)                                The last paragraph of Section 5.2 is amended by adding the following language at the end of clause (ii) thereof:

(provided that during the period of good faith negotiations, a Restricted Purchaser may direct the Borrower to send such 5.2(a) Notice to one of its advisors or agents, including without limitation, its attorneys, for review)

(b)                                 The last paragraph of Section 5.2 is adding the following language at the end thereof:

The Borrower expressly acknowledges and agrees that no Purchaser and none of its agents or representatives shall have any duty of trust or confidence with respect to, or a duty not to trade on the basis of, any Section 5.2(a) Notice provided to it in violation of this paragraph.

(c)                                 For clarity, except as set forth in this Section 1.3, no amendment is made by this Amendment to the last two paragraphs of Section 5.2.

1.4                              Existing Section 6.2.  Section 6.2 of the Purchase Agreement is hereby amended by adding a new clause (xx) to the end thereof:

(xx)                          any Permitted Royalty Monetization (to the extent such transaction is characterized as Indebtedness); provided that the Asset Disposition Proceeds thereof are used to prepay the Notes as required by Section 2.7.

1.5                              Existing Section 6.3.  Section 6.3 of the Purchase Agreement is hereby amended by adding a new clause (xxxi) to the end thereof:

(xxxi)                Liens on Royalty Assets incurred in connection with any Permitted Royalty Monetization (to the extent such transaction is characterized as Indebtedness).

1.6                              Existing Section 6.4.  Section 6.4 of the Purchase Agreement is hereby amended by adding the following clause (xviii):

(xviii)                 Investments in a Permitted Monetization Subsidiary connection with a Permitted Royalty Monetization.

1.7                              Existing Section 6.5.  Section 6.5(b)(iii) of the Purchase Agreement is hereby amended by adding the following parenthetical to the end thereof:

(together with cash in lieu of fractional shares and cash payments in respect of any current accrued and unpaid cash interest on any such Indebtedness (but specifically excluding any accrued and unpaid interest that had been previously added to principal of such Indebtedness))

1.8                              Existing Section 6.6.  Section 6.6 of the Purchase Agreement is by replacing the word “and” prior to clause (d) thereof with a comma and adding the following to the end of clause (d):

and (e) transactions with the applicable Royalty Monetization Subsidiary in connection with a Permitted Royalty Monetization.

1.9                              Existing Section 6.7.  Section 6.7 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

6.7                               Financial Covenants.

(a)  Senior Secured Debt Leverage Ratio.  Permit the Senior Secured Debt Leverage Ratio as of the last day of any fiscal quarter to be greater than the amount set forth below opposite such fiscal quarter (or opposite the period that includes such fiscal quarter):

Period	Senior Secured Debt Leverage Ratio
1st Fiscal Quarter of 2019	2.25:1.0
2nd and 3rd Fiscal Quarters of 2019	2.0:1.0
4th Fiscal Quarter of 2019	1.75:1.0
1st Fiscal Quarter of 2020	1.5:1.0
2nd Fiscal Quarter of 2020	1.25:1.0
Thereafter	1.0:1.0

(b)  Net Sales.  Commencing with the fiscal quarter ending March 31, 2019, permit Net Sales as of the last day of any fiscal quarter to be less than $195,000,000.00.

1.10                       Existing Section 6.12.  Section 6.12 of the Purchase Agreement hereby amended by replacing the word “and” prior to clause (J) thereof with a comma and adding the following to the end of clause (J):

and (K) any encumbrance, restriction or condition pursuant to customary restrictions and conditions contained in agreements relating to a Permitted Royalty Monetization; provided that such restrictions and conditions apply solely to (I) Royalty Assets involved in such Permitted Royalty Monetization and (II) any applicable Royalty Monetization Subsidiary.

1.11                       Existing Section 8.1 of the Second Amendment.  The last sentence of Section 8.1 of the Second Amendment is hereby deleted in its entirety.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

To induce the Purchasers to enter into this Amendment, the Borrower hereby represents and warrants to the Agent and the Purchasers as follows:

2.1                               Representations and Warranties.  Both immediately before and after giving effect to this Amendment and the transactions contemplated hereby, each of the representations and warranties of each Credit Party contained in the Purchase Agreement and each other Credit Document is true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty was true and correct as of such date).

2.2                               No Default.  Both immediately before and after giving effect to this Amendment and the transactions contemplated hereby, no Default or Event of Default has occurred and is continuing.

2.3                               Authorization; Approvals.  The execution, delivery and performance of this Amendment and the transactions contemplated hereby (a) are within the corporate or limited liability company authority, as applicable, of each Credit Party, (b) have been duly authorized by all necessary corporate or limited liability company action, as applicable, of each Credit Party, (c) do not and will not contravene any other Requirement of Law to which any Credit Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Credit Party,  and (d) do not violate or breach any provision of the governing documents of any Credit Party or any agreement or other instrument binding upon any Credit Party. The execution, delivery and performance of this Amendment by each Credit Party does not require the approval or consent of, or filing with, any Governmental Authority.

2.4                               Enforceability.  This Amendment has been duly executed and delivered by each Credit Party and constitutes each Credit Party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles.

ARTICLE III

EFFECTIVENESS

3.1                               The amendments set forth in ARTICLE I shall become effective as of the date when, and only when, each of the following conditions precedent shall have been satisfied (such date, the “Effective Date”):

(a)                                 The Agent shall have received an executed counterpart of this Amendment from each Credit Party and each of the Purchasers.

(b)                                 The Borrower shall have paid all fees and expenses due in accordance with ARTICLE VI hereof.

(c)                                  Both immediately before and after giving effect to this Amendment and the transactions contemplated hereby, each of the representations and warranties contained in this Amendment shall be true and correct in all material respects on and as of the Effective Date, with the same effect as if made on and as of such date.

(d)                                 The Purchasers shall have received such other documents, agreements, instruments, certificates, opinions or other confirmations as the Purchasers may reasonably request.

ARTICLE IV

SECURITIES ACT RELATED OBLIGATIONS

4.1                               On or before 8:00 a.m., New York time, on the Business Day immediately following the Effective Date, the Borrower shall file a Current Report on Form 8-K with respect to this Amendment meeting all of the requirements of Item 1.01 thereof, which Form 8-K shall at a minimum (a) disclose the Borrower’s entry into this Amendment and (b) include this Amendment in its entirety as an exhibit thereto.

ARTICLE V

AFFIRMATION OF OBLIGATIONS

Each of the Credit Parties hereby acknowledges and consents to all of the terms and conditions of this Amendment and agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Credit Party’s obligations (as applicable) under the Purchase Agreement, the Guaranty, the Security Agreement and the other Credit Documents to which it is a party.  Further, each of the Credit Parties hereby (i) ratifies and confirms its pledge of and grant of a security interest in and Lien on all of its collateral to the Agent made pursuant to the Security Agreement and the other Credit Documents to which it is a party, which security interest and Lien shall continue in full force and effect without interruption, and shall constitute the single grant of a security interest and Lien, (ii) confirms and agrees that, after giving effect to this Amendment, the Purchase Agreement, the Guaranty, the Security Agreement and the other Credit Documents to which it is a party remain in full force and effect and enforceable against such Credit Party in accordance with their respective terms and shall not be discharged, diminished, limited or otherwise affected in any respect, and (iii) represents and warrants to the Agent and the Purchasers that it has no knowledge of any claims, counterclaims, offsets, or defenses to or with respect to its obligations under the Credit Documents, or if such Credit Party has any such claims, counterclaims, offsets, or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished, and released in consideration of the execution of this Amendment.  Each of the Credit Parties further waives any defense to its guaranty liability occasioned by this Amendment.  This acknowledgement and confirmation by each of the Credit Parties is made and delivered to induce the Agent and the Purchasers to enter into this Amendment, and each Credit Party acknowledges that the Agent and the Purchasers would not enter into this Amendment in the absence of the acknowledgement and confirmation contained herein.

ARTICLE VI

FEES AND EXPENSES

6.1                               Amendment Fee.  The Borrower shall pay to the Purchasers a non-refundable amendment fee in the amount of $3,248,750, which amendment fee shall be fully earned as of the Effective Date and shall be due and payable on or before the Effective Date.

6.2                               Expenses.  Whether or not the Effective Date occurs, the Borrower agrees, on demand, to pay all reasonable out-of-pocket costs and expenses of the Agent and each Purchaser (including, without limitation, reasonable fees and expenses of counsel) in connection with the preparation, negotiation, execution and delivery of this Amendment.

ARTICLE VII

MISCELLANEOUS

7.1                               Effect of Amendment.  From and after the Effective Date, all references to the Purchase Agreement set forth in the Purchase Agreement and any other Credit Document or other agreement or instrument shall, unless otherwise specifically provided, be references to the Purchase Agreement as amended by this Amendment.  This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Purchase Agreement except as expressly set forth herein.  Nothing herein shall be deemed to entitle the Borrower or any other Credit Party or Person to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Purchase Agreement or any other Credit Document in similar or different circumstances.  For the avoidance of doubt, this Amendment shall be deemed a Credit Document.

7.2                               Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

7.3                               Severability.  To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

7.4                               Successors and Assigns.  This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

7.5                               Construction.  The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

7.6                               Counterparts; Integration.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  This agreement or any counterpart may be executed and delivered by facsimile or electronic mail, each of which shall be deemed an original. This Amendment and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

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IN WITNESS WHEREOF, the undersigned Agent, Purchasers, the Borrower and the other Credit Parties have caused this Amendment to be duly executed as of the date first above written.

Borrower:

ASSERTIO THERAPEUTICS, INC.

By:	/s/ Arthur Higgins
Name:	Arthur Higgins
Title:	CEO

Other Credit Parties:

DEPO NF SUB, LLC

By: Assertio Therapeutics, Inc., its sole member

By:	/s/ Arthur Higgins
Name:	Arthur Higgins
Title:	CEO

Agent and Purchasers:

DEERFIELD PRIVATE DESIGN FUND III, L.P., as Collateral Agent and a Purchaser

By:	Deerfield Mgmt III, L.P.
General Partner

	By:	J.E. Flynn Capital III, LLC
General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PARTNERS, L.P., as a Purchaser

By:	Deerfield Mgmt, L.P.
General Partner

	By:	J.E. Flynn Capital, LLC
General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P., as a Purchaser

By:	Deerfield Mgmt, L.P.
General Partner

	By:	J.E. Flynn Capital, LLC
General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND II, L.P., as a Purchaser

By:	Deerfield Mgmt, L.P.
General Partner

	By:	J.E. Flynn Capital, LLC
General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P., as a Purchaser

By:	Deerfield Mgmt, L.P.
General Partner

	By:	J.E. Flynn Capital, LLC
General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory